FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-07

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/17/19 09:21:38

BANK 2019-BNK19 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $1,115.158MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC

BOFA SECURITIES, INC.

MORGAN STANLEY & CO. LLC

CO-MANAGER: ACADEMY SECURITIES, INC.

DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/AAA(sf)	25.345	30.000%	2.83	39.4%	19.0%
A-SB	AAAsf/AAA(sf)/AAA(sf)	44.620	30.000%	7.43	39.4%	19.0%
A-2*	AAAsf/AAA(sf)/AAA(sf)	395.000	30.000%	9.78	39.4%	19.0%
A-3*	AAAsf/AAA(sf)/AAA(sf)	401.177	30.000%	9.90	39.4%	19.0%
X-A	AAAsf/AAA(sf)/AAA(sf)	866.142	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/A-(sf)	249.016	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/AA+(sf)	153.122	17.625%	9.94	46.3%	16.1%
B	AA-sf/AA-(sf)/AA-(sf)	49.494	13.625%	9.94	48.6%	15.4%
C	A-sf/A-(sf)/A-(sf)	46.400	9.875%	9.94	50.7%	14.7%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	51.041	N/A	N/A	N/A	N/A
D	BBBsf/BBB(sf)/NR	27.840	7.625%	9.94	52.0%	14.4%
E	BBB-sf/BBB-(sf)/NR	23.201	5.750%	9.94	53.0%	14.1%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	65.123	N/A	9.64	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,302,470,080
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	76
WA CUT-OFF LTV:	56.3%
WA BALLOON LTV:	52.6%
WA U/W NCF DSCR:	2.82x
WA U/W NOI DEBT YIELD:	13.3%
WA MORTGAGE RATE:	4.055%
TOP TEN LOANS %:	54.2%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	367
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(38.2%), BANA(27.8%),
MSMCH(27.3%), NCB(6.7%)

TOP 3 PROPERTY TYPES:	OFFICE(51.2%), RETAIL(23.4%),
HOSPITALITY(10.8%)

TOP 5 STATES:	CA(25.2%), NY(21.2%), FL(10.7%),
NJ(9.6%), NV(7.7%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	LNR PARTNERS, LLC AND
NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	SEER CAPITAL COMMERCIAL REAL ESTATE DEBT
FUND II, LTD.
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY & TOMORROW
ANTICIPATED PRICING:	WEEK OF JULY 22, 2019
ANTICIPATED SETTLEMENT:	AUGUST 8, 2019

ROADSHOW
HARTFORD, BREAKFAST:	WED, 7/17 @ 8:30AM ET, MAX DOWNTOWN RESTAURANT
BOSTON, LUNCH:	WED, 7/17 @ 12:00PM ET, THE FAIRMONT COPLEY
PLAZA HOTEL
MINNEAPOLIS, BREAKFAST:	THURS, 7/18 @ 7:30AM CT, THE MARQUETTE HOTEL
DES MOINES, LUNCH:	THURS, 7/18 @ 1:00PM CT, THE DES LUX HOTEL

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.